Exhibit 99.2

Company Contact:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson x3317	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624	(212) 838-3777
www.ezem.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com

FOR IMMEDIATE RELEASE

E-Z-EM CORRECTS STATEMENT IN

FIRST QUARTER RESULTS PRESS RELEASE

LAKE SUCCESS, N.Y. (October 18, 2005) – E-Z-EM, Inc. (NASDAQ: EZEM) today issued a correction to an error that appeared in the Company’s first quarter fiscal 2006 press release dated October 11, 2005.

In the third paragraph of the commentary section of the press release, the following statement about Reactive Skin Decontamination Lotion “Assuming the Department of Defense successfully completes its FIELD TESTING (emphasis added) of the product IN (emphasis added) the U.S. government’s fiscal 2007” should have read “...the Department of Defense completes its FIELDING PLAN for the product FOR the U.S. government’s fiscal 2007.”

Management regrets any confusion caused by this error.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company recently introduced VoLumen® the next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and Positron Emission Tomography (PET/CT) studies. The Company also offers Empower®—the only family of CT injectors on the market with patented EDA™ technology that can help detect contrast extravasation—and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. The Company is also the exclusive global manufacturer and marketer of Reactive Skin Decontamination Lotion (RSDL) for first-responder organizations and military services in many countries. RSDL is a liquid skin decontaminant that breaks down chemical agents such as Sarin or VX in seconds, leaving a non-toxic liquid that can be washed away with water.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include: the ability of the Company to develop its products, successful completion of DoD field testing, and placement of DoD order for RSDL, general military and first-responder market acceptance and sales of RSDL, market acceptance and sales of VoLumen®; future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, price increases of raw materials and components, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Annual Report on Form 10-K for the fiscal year ended May 28, 2005. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.